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                                                                 EXHIBIT 3(ii).6

                                  MINIMED INC.
                               AMENDMENT TO BYLAWS
                            ADOPTED OCTOBER 13, 1999

The Bylaws of the Company hereby are amended as follows:

1.  Section 2.02 of Article II hereby is restated in its entirety as follows:

        "Section 2.02. Special Meetings. A special meeting of the stockholders for the transaction of any proper business may be called at any time by the Board."

2. The first clause of the fourth sentence of Section 2.09 is hereby amended and restated as follows:

        "To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that less than 100 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made."

3. The first clause of the fourth sentence of Section 2.10 regarding notice of stockholder nominees for Director hereby is amended and restated to read as follows:

        "To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 90 days nor more than 120 day prior to the meeting; provided, however, that in the event that less than 100 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made."


                                                    /s/ Eric S. Kentor
                                                    ------------------
                                                    Eric S. Kentor
                                                    Secretary